The information in this pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission.

Subject to completion dated March 31, 2011.

PRELIMINARY PRICING SUPPLEMENT NO. 611 dated •, 2011 to Prospectus Supplement and Prospectus dated February 4, 2010 relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(5) Registration Statement No. 333-164694

Currency-Linked Notes due October 7, 2015 Linked to a Basket of Foreign Currencies against the U.S. Dollar

     This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of notes. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 4, 2010 for a description of the specific terms and conditions of the particular issuance of notes. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA

Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.

Principal Amount per note:	Each note will have a principal amount of $1,000.00. Each note will be offered at an initial public offering price of $1,000.00.

Maturity Date:	October 7, 2015. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

Interest:	We will not pay you interest during the term of your notes.

Underlying Basket:

The return on the notes is linked to the performance of an equally-weighted basket (the basket) of the following four currencies relative to the U.S. dollar: the Brazilian real, the Australian dollar, the Swiss franc and the Canadian dollar (each, a basket currency, and collectively, the basket currencies).

Maturity Payment Amount:

The amount you will receive at maturity in excess of the principal amount, for each note you own, will depend upon the performance of the underlying basket.

The maturity payment amount per note will equal the principal amount plus the supplemental return amount. The supplemental return amount per note will be equal to the greater of:

(a) $0, and

(b) $1,000 times the basket performance times the participation rate.

The basket performance will be determined on the valuation date and will equal the sum of the weighted relative currency returns of each basket currency and will be expressed as a percentage, which may be negative.

The participation rate will be between 105.00% and 115.00% (to be determined on the trade date).

Listing:	The notes will not be listed or displayed on any securities exchange or any electronic communications network.

Trade Date:	April , 2011

Original Issue Date:	April , 2011

CUSIP Number:

ISIN Number:

     For a detailed description of the terms of the notes, see “Summary Information” beginning on page P-2 and “Specific Terms of the Notes” beginning on page P-14. Defined terms used in this cover page are defined in “Specific Terms of the Notes”.

(Continued on following page)

Wells Fargo Securities

The date of this preliminary pricing supplement is March 31, 2011

Investing in the notes involves risks. See “Risk Factors” beginning on page P-10.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Maximum Public Offering Price	$1,000.00	$[•]
Maximum Underwriting Discount and Commission(1)	$ 25.00	$[•]
Maximum Proceeds to Eksportfinans ASA	$ 975.00	$[•]

     (1) In addition to the underwriting discount and commission, the public offering price specified above includes structuring and development costs. If the securities were priced today, the underwriting discount and commission and structuring and development costs would total approximately $50.00 per $1,000.00 principal amount of the securities. The actual underwriting discount and commission and the structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the underwriting discount and commission and structuring and development costs exceed $57.50 per $1,000.00 principal amount of the securities. See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this preliminary pricing supplement for further information regarding how we may hedge our obligations under the securities.

SUMMARY INFORMATION

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Currency-Linked Notes Linked to a Basket of Currencies against the U.S. Dollar due October 7, 2015, which we refer to as the notes. You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the notes as well as the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should carefully review the sections entitled “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the notes, to determine whether an investment in the notes is appropriate for you. Defined terms used in this section and not defined herein are defined in “Specific Terms of the Notes”.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.

What are the notes?

     The notes offered by this pricing supplement will be issued by Eksportfinans and will mature on October 7, 2015. The maturity payment amount will be linked to the performance of the currency basket, which is in turn based on the performance of the basket currencies. The basket is designed to allow investors to participate in the depreciation, if any, of the U.S. Dollar against the basket currencies. The notes will not bear interest and no other payments will be made until maturity.

     Each basket currency will represent 1/4 of the basket. The basket currencies, with their respective symbols as used by Bloomberg Financial Markets and recognized by the Foreign Exchange Committee of the Federal Reserve Bank of New York and certain currency traders’ associations, are set forth below:

  Brazilian real (symbol BRL), the lawful currency of the Federative Republic of Brazil;

  Australian dollar (symbol AUD), the lawful currency of the Commonwealth of Australia;

  Swiss franc (symbol CHF), the lawful currency of the Swiss Confederation; and

  Canadian dollar (symbol CAD) the lawful currency of Canada.

     The weighting of each basket currency is fixed and will not change during the term of the notes. Similarly, the basket currencies that compose the basket will not change, except as described under “Specific Terms of the Notes — Adjustments to a basket currency” on page P-16.

     As discussed in the accompanying prospectus supplement, the notes are debt notes and are part of a series of debt notes entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The notes will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Notes” beginning on page P-14.

     Each note will have a principal amount of $1,000.00. Each note will be offered at an initial public offering price of $1,000.00. You may transfer only whole notes. Eksportfinans will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the notes.

What will I receive upon maturity of the notes?

     On the maturity date, for each note you own, you will receive a cash payment equal to the “maturity payment amount”. The maturity payment amount to which you will be entitled equals the principal amount of your notes plus the supplemental return amount, which will depend on the basket performance (as defined below), and which may be zero.

     The maturity payment amount for each note will be determined by the calculation agent and will equal the principal amount of $1,000.00 per note plus the supplemental return amount.

     The supplemental return amount is equal to the greater of:

(a) $0, and

(b) $1,000.00 × the basket performance × the participation rate

     If the basket performance is zero or negative, the maturity payment amount will be the principal amount per note of $1,000.00 because the supplemental return amount will not be greater than zero.

     The basket performance will be determined by the calculation agent on the valuation date and will equal the sum of the weighted relative currency returns of each basket currency, expressed as a percentage (which may be negative) and rounded to four decimal places, as follows:

     The sum of the following:

  25% times the relative currency return for the Brazilian real;

  25% times the relative currency return for the Australian dollar;

  25% times the relative currency return for the Swiss franc;

  25% times the relative currency return for the Canadian dollar;

  The relative currency return of each basket currency, expressed as a percentage (which may be negative), will be determined by the calculation agent as follows:

relative currency return =	initial basket currency exchange rate – final basket currency exchange rate initial basket currency exchange rate

     The initial basket currency exchange rate for each basket currency is the basket currency exchange rate for that basket currency on the trade date.

     The final basket currency exchange rate for each basket currency will be the basket currency exchange rate for that basket currency on the valuation date.

     The basket currency exchange rate for each basket currency on any currency trading day will be determined by the calculation agent as follows:

  For the Brazilian real, the rate for conversion of Brazilian reals into U.S. dollars (expressed as the number of Brazilian reals per 1 U.S. dollar) equal to the government fixing rate, as determined by reference to the “ASK” price on the Bloomberg page “BZFXPTAX<CURNCY>”, or any successor or replacement service or page, on such currency trading day;

  For the Australian dollar, the rate for conversion of Australian dollars into U.S. dollars (expressed as the number of Australian dollars per 1 U.S. dollar) equal to one divided by the WM/Reuters Closing Spot Rate (Mid) as calculated at approximately 4:00 p.m. London time and published at approximately 4:15 p.m. London time as referenced by Bloomberg page WMCO1 “AUD” below “MID,” or any successor or replacement service or page, rounded to five decimal places, with .000005 rounded upwards to .00001, on such currency trading day;

  For the Swiss franc, the rate for conversion of Swiss francs into U.S. dollars (expressed as the number of Swiss francs per 1 U.S. dollar) equal to the WM/Reuters Closing Spot Rate (Mid) as calculated at approximately 4:00 p.m. London time and published at approximately 4:15 p.m. London time as referenced by Bloomberg page WMCO1 “CHF” below “MID,” or any successor or replacement service or page, on such currency trading day; and

  For the Canadian dollar, the rate for conversion of Canadian dollars into U.S. dollars (expressed as the number of Canadian dollars per 1 U.S. dollar) equal to the WM/Reuters Closing Spot Rate (Mid) as calculated at approximately 4:00 p.m. London time and published at approximately 4:15 p.m. London time as referenced by Bloomberg page WMCO1 “CAD” below “MID,” or any successor or replacement service or page, on such currency trading day.

     If the calculation agent is unable to determine a basket currency exchange rate by reference to the applicable source page listed above or the corresponding successor page, then the calculation agent will select a similar source in a commercially reasonable manner in accordance with general market practice.

     The participation rate will equal a rate between 105.00% and 115.00% (to be determined on the trade date).

     The following table shows the basket currencies, their respective currency symbols, their initial basket currency exchange rates and their applicable currency business days:

	Basket Currency	Currency Symbol	Initial Basket Currency Exchange Rate	Applicable Currency Trading Day
Brazilian real		BRL	•	São Paulo
Australian dollar		AUD	•[*]	Sydney
Swiss franc		CHF	•	Zurich
Canadian dollar		CAD	•	Toronto

* The Australian dollar convention is generally quoted as U.S. dollars per Australian dollar (USD/AUD). For calculation consistency purposes, the initial basket currency exchange rate for the Australian dollar has been converted to the Australian dollar/U.S. dollar. The calculation is 1 divided by the observed level of the USD/AUD exchange rate on the relevant date.

     A business day means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

     A currency trading day with respect to a basket currency, means a day commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in New York, New York and in the principal financial center for the applicable basket currency, as indicated in the table above (São Paulo, Brazil, with respect to the Brazilian real; Sydney, Australia, with respect to the Australian dollar; Zurich, Switzerland with respect to the Swiss franc; and Toronto, Canada, with respect to the Canadian dollar), and are not otherwise required by law, regulation or executive order to close.

     The valuation date, with respect to each basket currency, is September 30, 2015 (the fifth business day before the maturity date). However, if such day is not a currency trading day for a basket currency or if the calculation agent has determined that a currency market disruption event has occurred or is occurring with respect to one or more basket currencies, the valuation date for such basket currency will be postponed until the next succeeding currency trading day for such basket currency on which the calculation agent determines that a currency market disruption event does not occur or is not continuing with respect to such basket currency. If the exchange rate for a basket currency is not published on the scheduled valuation date, the valuation date for such basket currency will be postponed to the first succeeding currency trading day on which the exchange rate for such basket currency is published. If such first succeeding currency trading day has not occurred as of the fifth scheduled currency trading day after the scheduled valuation date for such basket currency, that fifth scheduled currency trading day shall be deemed the valuation date. If the valuation date has been postponed five scheduled currency trading days after the scheduled valuation date for such basket currency and such fifth scheduled currency trading day is not a currency trading day, the calculation agent determines that a currency market disruption event is continuing, or if the exchange rate with respect to such basket currency on such fifth scheduled currency trading day is not published, the calculation agent will determine the exchange rate of such basket currency on such fifth scheduled currency trading day in a commercially reasonable manner. Notwithstanding a postponement of the valuation date for a particular basket currency due to the non-publication of the exchange rate for such basket currency, the originally scheduled valuation date will remain the valuation date for any basket currency for which an exchange rate is published or for which a currency market disruption event does not occur or is not continuing on the originally scheduled valuation date.

Hypothetical Examples

     Set forth below are four hypothetical examples of the calculation of the maturity payment amount. These examples assume a hypothetical participation rate of 110.00%. The actual participation rate will be determined on the trade date.

Example 1 —

     The hypothetical basket performance is 5.6325%, assuming the following hypothetical initial and final exchange rates for each basket currency:

	Brazilian real	Australian dollar	Swiss franc	Canadian dollar
Hypothetical initial exchange rate	1.6652	0.99562	0.90570		0.97740
Hypothetical final exchange rate	1.5115	0.93937	0.81042		1.00545
Relative currency return	9.23%	5.65%	10.52%	-	2.87%

     Based on the relative currency return set forth above, the hypothetical basket performance would equal:

[(25.00% x (0.0923)) + (25.00% x (0.0565)) + (25.00% x (0.1052)) + (25.00% x (-0.0287))] = 0.056325, or 5.6325%

Supplemental return amount = $1,000.00 × hypothetical basket performance × hypothetical participation rate

= $1,000.00 × 5.6325% × 110.00% = $61.96

Maturity payment amount (per note) = $1,000.00 + supplemental return amount

= $1,000.00 + $61.96 = $1,061.96

     In this example, the hypothetical supplemental return amount is greater than zero and the maturity payment amount would therefore be greater than the principal amount of your notes.

Example 2 —

     The hypothetical basket performance is 10.0250%, assuming the following hypothetical initial and final exchange rates for each basket currency:

	Brazilian real	Australian dollar	Swiss franc	Canadian dollar
Hypothetical initial exchange rate	1.6652	0.99562	0.90570	0.97740
Hypothetical final exchange rate	1.4417	0.95709	0.81540	0.8519
Relative currency return	13.42%	3.87%	9.97%	12.84%

     Based on the relative currency return set forth above, the hypothetical basket performance would equal:

[(25.00% x 0.1342)) + (25.00% x (0.0387)) + (25.00% x (0.0997)) + (25.00% x (0.1284))] = 0.100250, or 10.0250%

Supplemental return amount = $1,000.00 × hypothetical basket performance × hypothetical participation rate

= $1,000.00 × 10.0250% × 110.00% = $110.28

Maturity payment amount (per note) = $1,000.00 + supplemental return amount

= $1,000.00 + $110.28 = $1,110.28

     In this example, the hypothetical supplemental return amount is greater than zero and the maturity payment amount would therefore be greater than the principal amount of your notes.

Example 3 —

     The hypothetical basket performance is 0.0000%, assuming the following hypothetical initial and final exchange rates for each basket currency:

	Brazilian real		Australian dollar		Swiss franc	Canadian dollar
Hypothetical initial exchange rate		1.6652		0.99562	0.90570	0.97740
Hypothetical final exchange rate		1.8485		1.03644	0.84810	0.89188
Relative currency return	-	11.01%	-	4.10%	6.36%	8.75%

Based on the relative currency return set forth above, the hypothetical basket performance would equal:

[(25.00% x -0.1101) + (25.00% x -0.0410) + (25.00% x 0.0636) + (25.00% x 0.0875)] = 0.000000, or 0.0000%

Maturity payment amount (per note) = $1,000.00

     Since the hypothetical basket performance is 0.0000%, the supplemental return amount is zero and the maturity payment amount would therefore be equal to the $1,000.00 principal amount of your notes.

Example 4 —

     The hypothetical basket performance is -7.7675%, assuming the following hypothetical initial and final exchange rates for each basket currency:

	Brazilian real		Australian dollar		Swiss franc	Canadian dollar
Hypothetical initial exchange rate		1.6652		0.99562	0.90570		0.97740
Hypothetical final exchange rate		1.8485		1.09239	0.84040		1.14893
Relative currency return	-	11.01%	-	9.72%	7.21%	-	17.55%

Based on the relative currency return set forth above, the hypothetical basket performance would equal:

[(25.00% x -0.1101) + (25.00% x -0.0972) + (25.00% x 0.0721) + (25.00% x -0.1755)] = -0.077675, or -7.7675%

Maturity payment amount (per note) = $1,000.00

     Since the hypothetical basket performance is -7.7675%, the maturity payment amount would be equal to the $1,000.00 principal amount of your notes because the supplemental return amount is not greater than zero.

HYPOTHETICAL RETURNS

     The following table illustrates, for a range of hypothetical basket performance percentages:

  the hypothetical maturity payment amount per note;

  the hypothetical pre-tax rate of return to beneficial owners of the notes as more fully described below.

     The figures below are for purposes of illustration only. The actual maturity payment amount and the resulting total and pre-tax rate of return will depend on the actual currency basket return determined by the calculation agent as described in this pricing supplement.

Hypothetical basket performance percentages	Hypothetical maturity payment amount per note(1)	Hypothetical pre-tax rate of return on the notes
30.00%	$1,330.00	33.00%
25.00%	$1,275.00	27.50%
20.00%	$1,220.00	22.00%
15.00%	$1,165.00	16.50%
10.00%	$1,110.00	11.00%
5.00%	$1,055.00	5.50%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-25.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%

(1)	The hypothetical maturity payment per note is based on a participation rate of 110.00%. The actual participation rate will be determined on the trade date.

     The following graph sets forth the hypothetical return at maturity on the notes based on a range of hypothetical basket performance percentages. The hypothetical returns are not annualized and are shown on a pre-tax basis.

Return Profile of Currency-Linked Notes vs. the Basket*

* Assumes a participation rate of 110.00%.

Who should or should not consider an investment in the notes?

     We have designed the notes for investors who are willing to hold the notes to maturity; who seek an investment with a return linked to the basket currency exchange rates and who believe that the basket currency exchange rates, when averaged together, will decrease over the term of the notes (i.e., that over the term of the notes, when averaged together, fewer units of the basket currencies will be needed to buy a given amount of U.S. dollars and the basket currencies will, when averaged together, appreciate in value against the U.S. dollar) and who are capable of understanding the specific risks related to the complexities of the notes and the underlying basket currencies.

     The notes are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the notes to maturity; who require an investment that yields regular returns; who believe that the basket currency exchange rates, when averaged together, are likely to increase or remain unchanged over the term of the notes (i.e., that over the term of the notes, when averaged together, more or the same number of units of the basket currencies will be needed to buy a given amount of U.S. dollars and the basket currencies will, when averaged together, depreciate or remain unchanged in value against the U.S. dollar); who are not capable of understanding the specific risks related to the complexities of the note and the underlying basket currencies; or who seek exposure to both the full upside performance and the full downside performance risk of the basket currency exchange rates.

What will I receive if I sell the notes prior to maturity?

     The market value of the notes may fluctuate during the term of the notes. Several factors and their interrelationship will influence the market value of the notes, including but not limited to the level of the basket currency exchange rates; the time remaining to the maturity date; the local interest rates in Brazil, Australia, Switzerland, Canada and in the U.S.; and the volatility of the basket currency exchange rates. Depending on the impact of these and other factors, you may receive less than what you would have received had you held the notes until maturity. For more details, see “Risk Factors — Many factors affect the market value of the notes”.

How have the basket currency exchange rates performed historically?

     You can find a table with the published high and low levels in the interbank market of each of the basket currency exchange rates as well as the basket currency exchange rates at the end of each calendar quarter from calendar year 2002 to present in the section entitled “The Basket — Historical Basket Currency Exchange Rates” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the basket currency exchange rates in the recent past; however, past performance of the basket currency exchange rates does not indicate how they will perform in the future.

What about taxes?

     The notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different.

     For further discussion, see “Taxation in the United States” below and in the accompanying prospectus supplement and prospectus.

Will the notes be listed on a stock exchange?

     The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the notes. Accordingly, if you sell your notes prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the notes” in this pricing supplement.

Are there any risks associated with my investment?

     Yes, an investment in the notes is subject to significant risks. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-10.

RISK FACTORS

     An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors — Risks relating to index linked notes or notes linked to certain assets” in the accompanying prospectus supplement and the explanation of certain risks related to Eksportfinans contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which was filed with the Commission on March 31, 2011 and is incorporated by reference herein. Your notes are a riskier investment than ordinary debt notes. Also, your notes are not equivalent to investing directly in the basket currencies underlying the basket currency exchange rates to which the notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

You may not receive an amount at maturity greater than the principal amount

     Because of numerous factors that may affect the final basket currency exchange rates, you may not receive any supplemental return amount. If the basket performance is a negative percentage, the maturity payment amount per note will equal the principal amount of $1,000.00 because the supplemental return amount will not be greater than zero. Additionally, any return above the principal amount that you receive on the notes at maturity may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.

You will not receive interest payments on the notes

     You will not receive any periodic interest payments on the notes or any interest payment at maturity. At maturity, you may not receive any return in excess of the principal amount of your notes.

Your yield on the notes may be lower than the yield on a standard senior debt security of comparable maturity

     The yield that you will receive on your notes may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, no interest will be paid during the term of your notes.

The exchange rate of the Brazilian real is subject to intervention by the Central Bank of Brazil and may be affected by the actions of The Central Bank

     The exchange rate between the Brazilian real and the U.S. dollar currently floats freely, but may be influenced from time to time by intervention of The Central Bank of Brazil (the Central Bank) in the currency markets. From 1995 to 1999, the Central Bank allowed the gradual devaluation of the Brazilian real relative to the U.S. dollar. In 1999, the Brazilian real suffered a currency crisis with significant devaluation. Subsequently, the Central Bank allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank to manipulate the exchange rate between the Brazilian real and the U.S. dollar. Since then, the exchange rate has fluctuated considerably. In addition, under certain conditions the government has the ability to restrict conversion of the Brazilian real into foreign currencies, which may affect the exchange rate between the Brazilian real and the U.S. dollar.

Owning the notes is not the same as owning the basket currencies

     The return on your notes will not reflect the return you would realize if you actually purchased any or all of the basket currencies and converted them into U.S. dollars on the valuation date. Even if the currency basket return increases above zero during the term of the notes, the market value of the notes may not increase by the same amount. It is also possible for the currency basket return to increase while the market value of the notes declines.

There may not be an active trading market for the notes

     The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the notes. The development of a trading market for the notes will depend on our financial performance and other factors, such as the increase, if any, in the value of the basket. Even if a secondary market for the notes develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the notes in any secondary market could be substantial. If you sell your notes before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

     Wells Fargo Securities, LLC and its broker-dealer affiliates currently intend to make a market for the notes, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the notes may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the notes. The supply and demand for the notes, including inventory positions of market makers, may affect the secondary market for the notes.

Even though the basket currencies and U.S. dollar are traded around-the-clock, if a secondary market develops, the notes may trade only during regular trading hours in the United States

     The interbank market for the basket currencies and the U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the notes may not conform to the hours during which the basket currencies and the U.S. dollar are traded. To the extent that U.S. markets are closed while the markets for any of the basket currencies remain open, significant price and rate movement may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.

     There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the basket currency exchange rates relevant for determining the value of the notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Many factors affect the market value of the notes

     The market value of the notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the notes caused by another factor and that the effect of one factor may compound the decrease in the market value of the notes caused by another factor. For example, a change in the volatility of any or all of the basket currency exchange rates may offset some or all of any increase in the market value of the notes attributable to another factor, such as an increase in the trading value of the basket currencies relative to the U.S. dollar. In addition, a change in the current or expected future interest rates may offset other factors that would otherwise change the trading value of any or all of the basket currencies relative to the U.S. dollar and, therefore, may change the market value of the notes.

     We expect that the market value of the notes will depend substantially on the amount by which the value of the basket, as measured by the basket performance, changes during the term of the notes. If you choose to sell your notes when the basket performance has increased above zero, you may receive substantially less than the amount that would be payable at maturity based on this increase because of the expectation that the basket performance will continue to fluctuate until the valuation date. We believe that other factors that may influence the value of the notes include:

  the volatility (the frequency and magnitude of changes in level) of the basket currency exchange rates and in particular market expectations regarding the volatility of the basket currency exchange rates;

  interest rates in the U.S. market and in the markets of each of the basket currencies;

  our creditworthiness, as represented by our credit ratings and as otherwise perceived in the market;

  changes in the correlation (the extent to which the basket currency exchange rates increase or decrease to the same degree at the same time) between the basket currency exchange rates;

  suspension or disruption of market trading in any or all of the basket currencies;

  the time remaining to maturity; and

  geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions that may affect the basket currency exchanges rates.

The basket currency exchange rates will be influenced by unpredictable factors that interrelate in complex ways

     The basket currency exchange rates are a result of the supply of and demand for each currency, and changes in foreign exchange rates may result from the interactions of many factors including economic, financial, social and political conditions in the United States, Brazil, Australia, Switzerland and Canada. These conditions include, for example, the overall growth and performance of the economies of the United States, Brazil, Australia, Switzerland and Canada; the trade and current account balances between the United States on the one hand and Brazil, Australia, Switzerland and Canada on the other; the financing and capital account balances between the United States on the one hand and Australia, Switzerland and Canada on the other; market interventions by the Federal Reserve Board or the respective governmental and banking authorities responsible for setting foreign exchange policies in Brazil, Australia, Switzerland and Canada; inflation, interest rate levels, the performance of stock markets, and the stability of the governments and banking systems in the United States, Brazil, Australia, Switzerland and Canada; wars that any of the United States, Brazil, Australia, Switzerland and Canada are directly or indirectly involved in or wars that occur anywhere in the world; major natural disasters in the United States, Brazil, Australia, Switzerland and Canada; and other foreseeable and unforeseeable events.

     Certain relevant information relating to Brazil, Australia, Switzerland and Canada may not be as well known or as rapidly or thoroughly reported in the United States as comparable United States developments. Prospective purchasers of the notes should be aware of the possible lack of availability of important information that can affect the value of the basket currencies relative to the U.S. dollar and must be prepared to make special effort to obtain that information on a timely basis.

Changes in the exchange rates for the basket currencies may offset each other

     Movements in the exchange rates for the basket currencies may not correlate with each other. At a time when the exchange rates for some of the basket currencies increase, the exchange rates for other basket currencies may not increase as much or may even decline. Therefore, in calculating the currency basket return, increases in the exchange rates for some of the basket currencies may be moderated, or more than offset, by lesser increases or decreases in the exchange rates for the other basket currencies.

     You cannot predict the future performance of any of the basket currencies or of the currency basket as a whole, or whether an increase in the value of one or more of the basket currencies against the U.S. dollar will be offset by a decrease in the value of any of the other basket currencies against the U.S. dollar, based on their historical performance.

The liquidity, market value and maturity payment amount of the notes could be affected by the actions of the governments of Brazil, Australia, Switzerland and Canada

     Exchange rates of the currencies of most economically developed nations and of many other nations, including Brazil, Australia, Switzerland and Canada, are “floating,” meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of many nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including the governments of Brazil, Australia, Switzerland and Canada, use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter its exchange rate or relative exchange characteristics by devaluing or revaluing the currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amounts payable could be affected by the actions of the governments of Brazil, Australia, Switzerland and Canada that could change or interfere with currency valuations that are currently determined primarily by the markets, by fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of the notes if exchange rates become fixed, if there is any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, if there is an issuance of a replacement currency, or if other developments affect any or all of the basket currencies, the U.S. dollar, or any other currency.

Historical levels of the basket currency exchange rates should not be taken as indications of the future levels of the basket currency exchange rates during the term of the notes

     The basket currency exchange rates will be influenced by complex and interrelated political, economic, financial and other factors. As a result, it is impossible to predict whether the basket currency exchange rates will appreciate or depreciate over the term of the notes.

The basket is not a recognized market index and may not accurately reflect global market performance

     The basket is not a recognized market index. The basket was created solely for purposes of the offering of the notes and will be calculated solely during the term of the notes. The value of the basket and, therefore, the currency basket return, however, will not be published during the term of the notes. The basket does not reflect the performance of all major notes or currency markets, and may not reflect actual global market performance.

Hedging transactions may affect the return on the notes

     As described below under “Use of Proceeds and Hedging” on page P-26, we through one or more hedging counterparties may hedge our obligations under the notes by purchasing the basket currencies, futures or options on the basket currencies or other derivative instruments with returns linked or related to changes in the performance of the basket currencies, and our hedging counterparties may adjust these hedges by, among other things, purchasing or selling the basket currencies, futures, options or other derivative instruments with returns linked to the basket currencies at any time. Although they are not expected to, any of these hedging activities may adversely affect the levels of the basket currency exchange rates and the currency basket return. It is possible that our hedging counterparties could receive substantial returns from these hedging activities while the market value of the notes declines. The inclusion of commissions and projected profits from hedging in the initial public offering price is likely to adversely affect secondary market prices for the notes.

The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the notes and certain hedging costs are likely to adversely affect the price at which you can sell your notes

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price. The initial public offering price includes, and secondary market prices are likely to exclude, the underwriting discount and commission paid in connection with the initial distribution and the structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transactions.

The calculation agent may postpone the determination of the basket performance and the maturity date if a currency market disruption event occurs or is continuing on the valuation date

     The determination of one or more final basket currency exchange rates may be postponed if the calculation agent determines that a currency market disruption event has occurred or is continuing on the valuation date with respect to one or more basket currencies. If a postponement occurs, then for each basket currency with respect to which a currency market disruption event has occurred or is continuing, the calculation agent will use the final basket currency exchange rate on the next succeeding business day on which no currency market disruption event occurs or is continuing with respect to that basket currency for the calculation of the basket performance; provided that in no event will the valuation date with respect to any basket currency be postponed by more than five business days. As a result, the maturity date for the notes would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered because of a currency market disruption event or any resulting delay in payment. See “Specific Terms of the Notes — Currency Market Disruption Event” beginning on page P-16.

Potential conflicts of interest could arise

     Wells Fargo Securities, LLC and its affiliates may engage in trading activities related to the basket currencies and the U.S. dollar that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in account under their management. These trading activities, if they influence the basket currency exchange rates, could be adverse to the interests of the holders of the notes.

U.S. taxpayers will be required to pay taxes on the notes each year

     The notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of the notes based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain you may recognize on the sale or maturity of the notes will be ordinary interest income. Any loss you may recognize upon the sale of the notes will be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the notes, and thereafter will be capital loss. If you hold your notes until maturity and the maturity payment is less than the projected payment at maturity, the difference will first reduce interest that would otherwise accrue in respect of the notes in such taxable year, and any remainder will be ordinary loss to the extent of the interest you previously accrued as income in respect of the notes, and thereafter will be capital loss. If you are a secondary purchaser of the notes, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation.

     For further discussion, see “Taxation in the United States” below and in the accompanying prospectus supplement and prospectus.

SPECIFIC TERMS OF THE NOTES

Issuer:	Eksportfinans ASA

Specified currency:	U.S. dollars

Principal Amount per note:	$1,000.00

Aggregate Principal Amount:	$[•]

Agent:	Wells Fargo Securities, LLC The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	April , 2011

Original Issue Date:	April , 2011

Maturity Date:	October 7, 2015. If the valuation date with respect to any basket currency is postponed, then the maturity date of the notes will be postponed by an equal number of business days.

Valuation Date:

September 30, 2015 (the fifth business day before the maturity date). However, if such day is not a currency trading day for a basket currency or if the calculation agent has determined that a currency market disruption event has occurred or is occurring with respect to one or more basket currencies, the valuation date for such basket currency will be postponed until the next succeeding currency trading day for such basket currency on which the calculation agent determines that a currency market disruption event does not occur or is not continuing with respect to such basket currency. If the exchange rate for a basket currency is not published on the scheduled valuation date, the valuation date for such basket currency will be postponed to the first succeeding currency trading day on which the exchange rate for such basket currency is published. If such first succeeding currency trading day has not occurred as of the fifth scheduled currency trading day after the scheduled valuation date for such basket currency, that fifth scheduled currency trading day shall be deemed the valuation date. If the valuation date has been postponed five scheduled currency trading days after the scheduled valuation date for such basket currency and such fifth scheduled currency trading day is not a currency trading day, the calculation agent determines that a currency market disruption event is continuing, or if the exchange rate with respect to such basket currency on such fifth scheduled currency trading day is not published, the calculation agent will determine the exchange rate of such basket currency on such fifth scheduled currency trading day in a commercially reasonable manner. Notwithstanding a postponement of the valuation date for a particular basket currency due to the non-publication of the exchange rate for such basket currency, the originally scheduled valuation date will remain the valuation date for any basket currency for which an exchange rate is published or for which a currency market disruption event does not occur or is not continuing on the originally scheduled valuation date.

Underlying Basket:

The return on the notes is linked to the performance of an equally-weighted basket (the basket) of the following four currencies relative to the U.S. dollar: the Brazilian real, the Australian dollar, the Swiss franc and the Canadian dollar (each, a basket currency, and collectively, the basket currencies).

Maturity Payment Amount:

On the maturity date, for each note you own, you will receive a cash payment equal to the “maturity payment amount”. The maturity payment amount to which you will be entitled equals the principal amount of your notes plus the supplemental return amount, which will depend on the basket performance (as defined below), and which may be zero.

The maturity payment amount for each note will be determined by the calculation agent and will equal the principal amount of $1,000.00 per note plus the supplemental return amount. The supplemental return amount per note will be equal to the greater of:

(a) $0, and

(b) $1,000.00 × the basket performance × the participation rate

If the basket performance is zero or negative, the maturity payment amount will be the principal amount per note of $1,000.00 because the supplemental return amount will not be greater than zero.

If any payment is due on the notes on a day which is not a day on which commercial banks settle payments in the City of New York, then such payment may be made on the next day that is a day on which commercial banks settle payments in the City of New York, in the same amount and with the same effect as if paid on the original due date.

Basket performance:

The basket performance will be determined by the calculation agent on the valuation date and will equal the sum of the weighted relative currency returns of each basket currency, expressed as a percentage (which may be negative) and rounded to four decimal places, as follows:

     The sum of the following:

  25% times the relative currency return for the Brazilian real;

  25% times the relative currency return for the Australian dollar;

  25% times the relative currency return for the Swiss franc;

  25% times the relative currency return for the Canadian dollar;

Relative currency return:

The relative currency return of each basket currency, expressed as a percentage (which may be negative), will be determined by the calculation agent as follows:

(initial basket currency exchange rate – final basket currency exchange rate)
initial basket currency exchange rate

Participation rate:	A rate between 105.00% and 115.00% (to be determined on the trade date).

Initial basket currency exchange rate:	The basket currency exchange rate for each basket currency on the trade date is as follows:

Basket Currency	Currency Symbol	Initial Basket Currency Exchange Rate	Applicable Currency Business Day
Brazilian real	BRL	•	São Paulo
Australian dollar	AUD	•[*]	Sydney
Swiss franc	CHF	•	Zurich
Canadian dollar	CAD	•	Toronto

* The Australian dollar convention is generally quoted as U.S. dollars per Australian dollar (USD/AUD). For calculation consistency purposes, the initial basket currency exchange rate for the Australian dollar has been converted to the Australian dollar/U.S. dollar. The calculation is 1 divided by the observed level of the USD/AUD exchange rate on the relevant date.

Final basket currency exchange rate:	For each basket currency as determined by the calculation agent, the final basket currency exchange rate will be the basket currency exchange rate for that basket currency on the valuation date.

Basket Currency Exchange Rate:

For each basket currency on any currency trading day will be determined by the calculation agent as follows:

  For the Brazilian real, the rate for conversion of Brazilian reals into U.S. dollars (expressed as the number of Brazilian reals per 1 U.S. dollar) equal to the government fixing rate, as determined by reference to the “ASK” price on the Bloomberg page “BZFXPTAX<CURNCY>”, or any successor or replacement service or page, on such currency trading day;

  For the Australian dollar, the rate for conversion of Australian dollars into U.S. dollars (expressed as the number of Australian dollars per 1 U.S. dollar) equal to one divided by the WM/Reuters Closing Spot Rate (Mid) as calculated at approximately 4:00 p.m. London time and published at approximately 4:15 p.m. London time as referenced by Bloomberg page WMCO1 “AUD” below “MID,” or any successor or replacement service or page, rounded to five decimal places, with .000005 rounded upwards to .00001, on such currency trading day;

  For the Swiss franc, the rate for conversion of Swiss francs into U.S. dollars (expressed as the number of Swiss francs per 1 U.S. dollar) equal to the WM/Reuters Closing Spot Rate (Mid) as calculated at approximately 4:00 p.m. London time and published at approximately 4:15 p.m. London time as referenced by Bloomberg page WMCO1 “CHF” below “MID,” or any successor or replacement service or page, on such currency trading day; and

  For the Canadian dollar, the rate for conversion of Canadian dollars into U.S. dollars (expressed as the number of Canadian dollars per 1 U.S. dollar) equal to the WM/Reuters Closing Spot Rate (Mid) as calculated at approximately 4:00 p.m. London time and published at approximately 4:15 p.m. London time as referenced by Bloomberg page WMCO1 “CAD” below “MID,” or any successor or replacement service or page, on such currency trading day.

If the calculation agent is unable to determine a basket currency exchange rate by reference to the applicable source page listed above or the corresponding successor page, then the calculation agent will select a similar source in a commercially reasonable manner in accordance with general market practice.

Currency market disruption event:

A currency market disruption event with respect to a basket currency, as determined by the calculation agent in its sole discretion, means (i) a currency trading day on which it becomes impossible to obtain the relevant basket currency exchange rate on the applicable source page, the corresponding successor page, or a similar source, as described above; or (ii) a day that is declared not to be a currency trading day for that basket currency, without prior public announcement or other public notice that day will not be a currency business day.

If a currency market disruption event occurs with respect to a basket currency on the valuation date, the valuation date for the affected basket currency exchange rate will be postponed to the next succeeding currency business day for that basket currency on which the calculation agent determines that a currency market disruption event does not occur or is not continuing; provided that in no event will the valuation date with respect to any basket currency be postponed by more than five business days. If the final basket currency exchange rate for that basket currency cannot be calculated as of the fifth business day following the originally scheduled valuation date, then the calculation agent will determine the final basket currency exchange rate for that basket currency in a commercially reasonable manner in accordance with general market practice, taking into consideration all available information that in good faith it deems relevant. If the valuation date with respect to any basket currency is postponed, then the maturity date of the notes will be postponed by an equal number of business days.

Adjustments to a basket currency:

Each basket currency of the respective country (the issuing country) listed under “What are the notes?” on page P-2 will also include any lawful successor currency (a successor currency) of that issuing country. If, after the trade date and on or before the valuation date, any of the issuing countries has lawfully eliminated, converted, redenominated or exchanged for a successor currency its lawful currency that was in effect on the trade date (an original currency), then for the purpose of calculating the corresponding final basket currency exchange rate, any original currency amounts will be converted into successor currency amounts by multiplying the amount of original currency by a ratio of successor currency to original currency. This ratio will be the exchange ratio set by the issuing country for converting the original currency into the successor currency on the date that the elimination, conversion, redenomination or exchange occurred. If there is more than one such date, the date closest to the valuation date will be selected.

Calculation agent:

Wells Fargo Securities, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the notes.

Business day:

For purposes of this issuance, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Business day convention:	Following (New York), Unadjusted.

Currency trading day:

For each basket currency, a day commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in New York, New York and in the principal financial center for the applicable basket currency, as indicated in the table under “Applicable Currency Business Day” (São Paulo, Brazil, with respect to the Brazilian real; Sydney, Australia, with respect to the Australian dollar; Zurich, Switzerland with respect to the Swiss franc; and Toronto, Canada, with respect to the Canadian dollar), and are not otherwise required by law, regulation or executive order to close.

Tax redemption:	No

Additional amounts payable:	No

Authorized Denominations:	$1,000.00

Form of Securities:	Book-entry

Listing:	The notes will not be listed or displayed on any securities exchange or any electronic communications network.

     The notes are not renewable notes, index linked notes or amortizing notes, each as described in the prospectus supplement. The notes are zero coupon notes and, as such, do not pay interest. In addition, there is no optional redemption or extension of maturity in connection with the notes.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

     You should read this pricing supplement together with the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 4, 2010, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010, on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

     http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Website is 700978. As used in this pricing supplement “we,” “us,” or “our” refers to Eksportfinans ASA.

THE BASKET

     The basket is an equally-weighted basket of the following four currencies: the Brazilian real, the Australian dollar, the Swiss franc and the Canadian dollar. The basket currency exchange rate for each of the basket currencies is a foreign exchange spot price that measures the relative value of that basket currency against the U.S. dollar. The Brazilian real is the official currency of the Federative Republic of Brazil. The Australian dollar is the official currency of the Commonwealth of Australia. The Swiss franc is the official currency of the Swiss Confederation. The Canadian dollar is the official currency of Canada. Each basket currency exchange rate measures the number of units of that basket currency that can be exchanged for one U.S. dollar. A basket currency exchange rate decreases when that basket currency appreciates relative to the U.S. dollar, and increases when that basket currency depreciates relative to the U.S. dollar. The basket currency exchange rate for any basket currency on any date of determination means the trading price in that basket currency of one U.S. dollar in the interbank market. U.S. dollars and the basket currencies are traded by all major foreign exchange traders around the world. We have obtained all information on the basket currencies and the basket currency exchange rates from public sources, without independent verification.

Historical Basket Currency Exchange Rates

     Any historical upward or downward trend in any of the basket currency exchange rates during any period shown below is not an indication that basket currency exchange rate is more or less likely to increase or decrease at any time during the term of the notes. The historical basket currency exchange rates do not indicate future performance of the basket currency exchange rates. We cannot make any assurance that the future levels of the basket currency exchange rates will result in holders of the notes receiving a maturity payment amount greater than the principal amount of their notes on the maturity date. We do not make any representation to you regarding the change in the value of the basket over the term of the notes or the basket performance.

     The following tables set forth the published high, low and end-of-period levels in the interbank market of each of the basket currency exchange rates in each calendar quarter from January 1, 2002 through December 31, 2010 and the period from January 1, 2011 to March 21, 2011. The historical exchange rate information for each basket currency set forth in the applicable table below is provided on a basis comparable to the corresponding exchange rate definition for such basket currency. The historical exchange rate information for the Brazilian real, Swiss franc and Canadian dollar is provided as published by Bloomberg Financial Markets. The historical exchange rate information for the Australian dollar is derived from the applicable rate information as published by Bloomberg Financial Markets and was calculated by the calculation agent in a manner consistent with the exchange rate definition for such basket currency. The historical exchange rate information provided below for the Canadian dollar and the Swiss franc is presented to four decimal places, consistent with the presentation of historical information on Bloomberg Financial Markets. We obtained each of the basket currency exchanges rates listed below from Bloomberg Financial Markets without independent verification. The actual basket currency exchange rates on or near the valuation date may bear little relation to the historical values shown below.

     On March 21, 2011, the Brazilian real/U.S. dollar exchange rate was 1.6652, the Australian dollar/U.S. dollar exchange rate was 0.99562, the Swiss franc/U.S. dollar exchange rate was 0.90570 and the Canadian/U.S. dollar exchange rate was 0.97740. Historical performances of the basket currency exchange rates do not indicate future performance.

Brazilian Real
Historical High, Low and Period-End Exchange Rates
January 1, 2002 through March 21, 2011
(expressed as Brazilian real per U.S. dollar)

     In the table below, the “High” Exchange Rates represent the strongest that the U.S. dollar was relative to the Brazilian real for the given period, while the “Low” Exchange Rates represent the weakest that the U.S. dollar was relative to the Brazilian real for the given period. As such, any depreciation of the U.S. dollar relative to the Brazilian real will cause the exchange rate to decrease (reflecting that the U.S. dollar will purchase fewer Brazilian reals). Conversely, any appreciation of the U.S. dollar relative to the Brazilian real will cause the exchange rate to increase (reflecting that the U.S. dollar will purchase a greater number of Brazilian reals).

Brazilian Real	High	Low	Period-End
2002
First Quarter	2.4691	2.2932	2.3236
Second Quarter	2.8593	2.2709	2.8444
Third Quarter	3.8949	2.8147	3.8949
Fourth Quarter	3.9552	3.4278	3.5333

2003
First Quarter	3.6623	3.2758	3.3531
Second Quarter	3.3359	2.8491	2.8720
Third Quarter	3.0740	2.8219	2.9234
Fourth Quarter	2.9546	2.8268	2.8892

2004
First Quarter	2.9878	2.8022	2.9086
Second Quarter	3.2051	2.8743	3.1075
Third Quarter	3.0747	2.8586	2.8586
Fourth Quarter	2.8847	2.6544	2.6544

2005
First Quarter	2.7621	2.5621	2.6662
Second Quarter	2.6598	2.3504	2.3504
Third Quarter	2.4656	2.2222	2.2222
Fourth Quarter	2.3735	2.1633	2.3407

2006
First Quarter	2.3460	2.1067	2.1724
Second Quarter	2.3711	2.0586	2.1643
Third Quarter	2.2188	2.1282	2.1742
Fourth Quarter	2.1870	2.1331	2.1380

2007
First Quarter	2.1556	2.0504	2.0504
Second Quarter	2.0478	1.9047	1.9262
Third Quarter	2.1124	1.8389	1.8389
Fourth Quarter	1.8501	1.7325	1.7713

2008
First Quarter	1.8301	1.6700	1.7491
Second Quarter	1.7534	1.5919	1.5919
Third Quarter	1.9559	1.5593	1.9143
Fourth Quarter	2.5004	1.9213	2.3370

2009
First Quarter	2.4218	2.1889	2.3152
Second Quarter	2.2899	1.9301	1.9516
Third Quarter	2.0147	1.7781	1.7781
Fourth Quarter	1.7879	1.7024	1.7412

2010
First Quarter	1.8773	1.7227	1.7810
Second Quarter	1.8811	1.7306	1.8015
Third Quarter	1.8006	1.6942	1.6942
Fourth Quarter	1.7336	1.6554	1.6662

2011
January 1, 2011 to March 21, 2011	1.6912	1.6462	1.6652

Australian Dollar
Historical High, Low and Period-End Exchange Rates
January 1, 2002 through March 21, 2011
(expressed as Australian dollar per U.S. dollar)

     In the table below, the “High” exchange rates represent the strongest that the U.S. dollar was relative to the Australian dollar for the given period, while the “Low” exchange rates represent the weakest that the U.S. dollar was relative to the Australian dollar for the given period. As such, any depreciation of the U.S. dollar relative to the Australian dollar will cause the exchange rate to decrease (reflecting that the U.S. dollar will purchase fewer Australian dollars). Conversely, any appreciation of the U.S. dollar relative to the Australian dollar will cause the exchange rate to increase (reflecting that the U.S. dollar will purchase a greater number of Australian dollars).

Australian Dollar	High	Low	Period-End
2002
First Quarter	1.97550	1.87371	1.87371
Second Quarter	1.89645	1.73974	1.78126
Third Quarter	1.89753	1.76118	1.84026
Fourth Quarter	1.84264	1.76211	1.77588

2003
First Quarter	1.77715	1.62127	1.65481
Second Quarter	1.67448	1.48544	1.49098
Third Quarter	1.56397	1.46327	1.47732
Fourth Quarter	1.46563	1.32714	1.32714

2004
First Quarter	1.37118	1.25360	1.30976
Second Quarter	1.46306	1.30361	1.43554
Third Quarter	1.45666	1.36482	1.38045
Fourth Quarter	1.39101	1.26119	1.27567

2005
First Quarter	1.32293	1.25235	1.29266
Second Quarter	1.33103	1.27763	1.31182
Third Quarter	1.35062	1.29099	1.30941
Fourth Quarter	1.37608	1.31062	1.36314

2006
First Quarter	1.42126	1.32188	1.40233
Second Quarter	1.39315	1.28783	1.34590
Third Quarter	1.35026	1.29719	1.33994
Fourth Quarter	1.34644	1.26263	1.26871

2007
First Quarter	1.29534	1.23396	1.23778
Second Quarter	1.22865	1.17855	1.17869
Third Quarter	1.27567	1.12994	1.12994
Fourth Quarter	1.16591	1.06746	1.13882

2008
First Quarter	1.15969	1.05541	1.09541
Second Quarter	1.10656	1.03767	1.04199
Third Quarter	1.27162	1.01781	1.26775
Fourth Quarter	1.64690	1.26502	1.43431

2009
First Quarter	1.58453	1.39723	1.43926
Second Quarter	1.44071	1.21936	1.23686
Third Quarter	1.28717	1.13302	1.13302
Fourth Quarter	1.15380	1.06724	1.11185

2010
First Quarter	1.15634	1.07411	1.08944
Second Quarter	1.22760	1.06986	1.18385
Third Quarter	1.19546	1.03220	1.03274
Fourth Quarter	1.04406	0.97551	0.97551

2011
January 1, 2011 to March 21, 2011	1.01802	0.98164	0.99562

Swiss Franc
Historical High, Low and Period-End Exchange Rates
January 1, 2002 through March 21, 2011
(expressed as Swiss franc per U.S. dollar)

     In the table below, the “High” exchange rates represent the strongest that the U.S. dollar was relative to the Swiss franc for the given period, while the “Low” Exchange Rates represent the weakest that the U.S. dollar was relative to the Swiss franc for the given period. As such, any depreciation of the U.S. dollar relative to the Swiss franc will cause the exchange rate to decrease (reflecting that the U.S. dollar will purchase fewer Swiss francs). Conversely, any appreciation of the U.S. dollar relative to the Swiss franc will cause the exchange rate to increase (reflecting that the U.S. dollar will purchase a greater number of Swiss francs).

Swiss franc	High	Low	Period-End
2002
First Quarter	1.7182	1.6404	1.6818
Second Quarter	1.6733	1.4833	1.4883
Third Quarter	1.5195	1.4415	1.4732
Fourth Quarter	1.5117	1.3827	1.3827

2003
First Quarter	1.4052	1.3260	1.3515
Second Quarter	1.3982	1.2836	1.3546
Third Quarter	1.4204	1.3206	1.3206
Fourth Quarter	1.3710	1.2368	1.2368

2004
First Quarter	1.3003	1.2195	1.2669
Second Quarter	1.3175	1.2391	1.2524
Third Quarter	1.2804	1.2240	1.2487
Fourth Quarter	1.2676	1.1334	1.1371

2005
First Quarter	1.2215	1.1480	1.1919
Second Quarter	1.2811	1.1767	1.2811
Third Quarter	1.3049	1.2283	1.2893
Fourth Quarter	1.3267	1.2742	1.3180

2006
First Quarter	1.3205	1.2598	1.3069
Second Quarter	1.3058	1.2029	1.2250
Third Quarter	1.2585	1.2215	1.2540
Fourth Quarter	1.2755	1.1921	1.2207

2007
First Quarter	1.2546	1.2080	1.2208
Second Quarter	1.2453	1.2020	1.2256
Third Quarter	1.2185	1.1682	1.1682
Fourth Quarter	1.1845	1.1011	1.1322

2008
First Quarter	1.1180	0.9860	0.9891
Second Quarter	1.0583	0.9965	1.0186
Third Quarter	1.1406	1.0048	1.1213
Fourth Quarter	1.2247	1.0412	1.0644

2009
First Quarter	1.1891	1.0710	1.1371
Second Quarter	1.1709	1.0613	1.0876
Third Quarter	1.0904	1.0240	1.0377
Fourth Quarter	1.0492	0.9987	1.0338

2010
First Quarter	1.0856	1.0150	1.0526
Second Quarter	1.1626	1.0469	1.0784
Third Quarter	1.0654	0.9758	0.9770
Fourth Quarter	1.0038	0.9321	0.9321

2011
January 1, 2011 to March 21, 2011	0.9767	0.9003	0.9057

Canadian Dollar
Historical High, Low and Period-End Exchange Rates
January 1, 2002 through March 21, 2011
(expressed as Canadian dollar per U.S. dollar)

     In the table below, the “High” exchange rates represent the strongest that the U.S. dollar was relative to the Canadian dollar for the given period, while the “Low” exchange rates represent the weakest that the U.S. dollar was relative to the Canadian dollar for the given period. As such, any depreciation of the U.S. dollar relative to the Canadian dollar will cause the exchange rate to decrease (reflecting that the U.S. dollar will purchase fewer Canadian dollars). Conversely, any appreciation of the U.S. dollar relative to the Canadian dollar will cause the exchange rate to increase (reflecting that the U.S. dollar will purchase a greater number of Canadian dollars).

Canadian Dollar	High	Low	Period-End
2002
First Quarter	1.6155	1.5767	1.5954
Second Quarter	1.5999	1.5124	1.5209
Third Quarter	1.5959	1.5163	1.5862
Fourth Quarter	1.5932	1.5487	1.5798

2003
First Quarter	1.5734	1.4654	1.4710
Second Quarter	1.4832	1.3362	1.3588
Third Quarter	1.4108	1.3374	1.3495
Fourth Quarter	1.3463	1.2923	1.2923

2004
First Quarter	1.3471	1.2697	1.3143
Second Quarter	1.3983	1.3103	1.3408
Third Quarter	1.3370	1.2656	1.2656
Fourth Quarter	1.2748	1.1779	1.1982

2005
First Quarter	1.2546	1.1962	1.2099
Second Quarter	1.2708	1.2146	1.2248
Third Quarter	1.2462	1.1606	1.1606
Fourth Quarter	1.1962	1.1512	1.1682

2006
First Quarter	1.1739	1.1318	1.1666
Second Quarter	1.1729	1.0984	1.1121
Third Quarter	1.1434	1.1055	1.1157
Fourth Quarter	1.1637	1.1165	1.1637

2007
First Quarter	1.1860	1.1537	1.1537
Second Quarter	1.1575	1.0570	1.0638
Third Quarter	1.0760	0.9937	0.9937
Fourth Quarter	1.0189	0.9161	0.9870

2008
First Quarter	1.0327	0.9737	1.0261
Second Quarter	1.0315	0.9831	1.0146
Third Quarter	1.0779	0.9983	1.0632
Fourth Quarter	1.3001	1.0623	1.2345

2009
First Quarter	1.2999	1.1789	1.2582
Second Quarter	1.2679	1.0808	1.1614
Third Quarter	1.1638	1.0601	1.0733
Fourth Quarter	1.0821	1.0286	1.0484

2010
First Quarter	1.0732	1.0112	1.0146
Second Quarter	1.0812	0.9976	1.0627
Third Quarter	1.0671	1.0164	1.0259
Fourth Quarter	1.0322	0.9937	0.9937

2011
January 1, 2011 to March 21, 2011	1.0022	0.9699	0.9774

     The basket is not a recognized market index. The basket was created solely for purposes of the offering of the notes and will be calculated solely during the term of the notes. Although the basket is not a recognized market index, the following graph depicts the historical performance of the basket as it would have occurred from January 1, 2002 to March 21, 2011, as though the basket had been in existence since January 1, 2002 with a starting level of $1,000.00 and initial basket currency exchange rates for the basket currencies determined as of that date. Any historical upward or downward trend in the level of the basket during any period shown below is not an indication that the level of the basket is more or less likely to increase or decrease at any time during the term of the notes. The historical values of the basket do not give any indication of the future performance of the basket and we cannot make any assurance regarding the future performance of the basket.

     We obtained the basket currency exchanges rates used to create the following graph from Bloomberg Financial Markets without independent verification.

TAXATION IN THE UNITED STATES

     The following is a general description of certain United States federal income tax considerations relating to the notes. The following does not purport to be complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based on the law as in effect on the date of this pricing supplement and is subject to any changes in law that may take effect after such date. This summary does not address all aspects of United States federal income taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the United States federal income tax laws.

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and is subject to the limitations and exceptions set forth therein. Unless otherwise noted, this discussion is only applicable to you if you are a U.S. Holder (as defined in the accompanying prospectus). The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisers as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

     The notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the notes, and applying the rules similar to those for accruing original issue discount (OID) on a hypothetical noncontingent debt instrument with that projected payment schedule (such method is referred to as the noncontingent bond method). This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the notes (the comparable yield) and then determining a payment schedule (the Schedule) as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of the notes prior to your receipt of cash attributable to that income.

     The amount of interest that you will be required to include in income in each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes. The adjusted issue price of the notes will equal the original offering price for the notes plus any interest that has accrued on the notes (under the rules governing contingent payment debt obligations). You will be required to ratably allocate this amount to each day in the accrual period and include in taxable income as ordinary interest income for each day in the accrual period on which you hold the notes.

     Eksportfinans has determined that the comparable yield for the notes is equal to [•]% per annum, compounded semi-annually. Eksportfinans has also determined that the projected payment for the notes, per $1,000.00 of principal amount, at the maturity date is $[•] (which includes the stated principal amount as well as the final projected payment).

     If the amount you receive at maturity is greater than $[•], you would be required to increase the amount of ordinary income that you recognize by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $[•], you would be required to make an adjustment as described below under “Treatment Upon Sale or Maturity”.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000.00 note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000.00 note) as of End of Accrual Period
Original Issue Date through December 31, 2011	[•]	[•]
January 1, 2012 through December 31, 2012	[•]	[•]
January 1, 2013 through December 31, 2013	[•]	[•]
January 1, 2014 through December 31, 2014	[•]	[•]
January 1, 2015 through October , 2015	[•]	[•]

     You are required to use the comparable yield and projected payment schedule above in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule. Pursuant to applicable Treasury regulations, we are required to provide both the comparable yield and the projected payment schedule, along with a description of a certain other terms of the notes, to the Internal Revenue Service (the IRS).

     The comparable yield and the projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes for tax purposes only, and we make no representations or assurances regarding the amount of contingent payments with respect to the notes. Any Form 1099-OID accrued interest will be based on such comparable yield and projected payment schedule.

     If you purchase the notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

     If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that you would otherwise recognize on the maturity of the notes to the extend of amounts allocated to a change in expectations as the projected payment schedule. If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates and (b) make negative adjustment decreasing the amount of ordinary income (or increasing the amount of loss) that you would otherwise recognize on the maturity of the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

     Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

     Treatment Upon Sale or Maturity. You will recognize gain or loss on the sale or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at the time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes), and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your notes under the rules set forth above.

     Any gain you may recognize on the sale or maturity of the notes will be ordinary interest income. Any loss you may recognize upon the sale of the notes will be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the notes, and thereafter will be capital loss. If you hold your notes until maturity and the maturity payment is less than the projected payment at maturity, the difference will first reduce interest that would otherwise accrue in respect of the notes in such taxable year, and any remainder will be ordinary loss to the extent of the interest you previously accrued as income in respect of the notes, and thereafter will be capital loss. The deductibility of capital losses is limited.

     Recently Enacted Legislation. Under recently enacted legislation, individuals that own "specified foreign financial assets" with an aggregate value in excess of $50,000 will generally be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. Holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

     In addition, for taxable years beginning after December 31, 2012, a U.S. Holder that is an individual, estate or trust will generally be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s net investment income for the relevant taxable year and (2) the excess of the U.S. Holder’s modified gross income for the taxable year over a certain threshold. U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of this tax to their investment in the notes.

     Backup Withholding and Information Reporting. Please see the discussion under "Taxation in the United States – Information reporting and backup withholding" in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes. Notwithstanding such discussion, pursuant to recently enacted legislation, payments on the notes made to corporate U.S. holders after December 31, 2011 may be subject to information reporting and backup withholding.

     Prospective purchasers of the Notes should review the "Taxation in the United States" section in the prospectus supplement and the prospectus for a further discussion of the U.S. federal income tax considerations and consult their tax advisors as to the consequences of acquiring, holding and disposing of the Notes under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the notes will be used as described under “Use of Proceeds” in the accompanying prospectus and prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the maturity payment amount at the maturity of the notes.

     The initial public offering price of the notes includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the notes.

     We have hedged our obligations under the notes through an affiliate of the agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

     The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the market value of the notes from time to time and the maturity payment amount you will receive on the notes at maturity. See “Risk Factors — Hedging transactions may affect the return on the notes”, “Risk Factors — The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the notes and certain hedging costs are likely to adversely affect the price at which you can sell your notes” and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The notes are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a terms agreement dated as of [•], 2011 between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the notes.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the notes.

     In the future, the agent and its affiliates may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

     The agent named below has committed to purchase all of those notes if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount
Wells Fargo Securities, LLC	$[•]
Total	$[•]

     The agent named above proposes to offer the notes in part directly to the public at the maximum public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $25.00 per note. After the initial public offering of the notes is completed, the public offering price and concessions may be changed by the agent. The maximum discount or commission that may be received by any member of the Financial Industry Regulatory Authority for sales of securities pursuant to the accompanying prospectus supplement and prospectus will not exceed 8.00% of the initial public offering price of the notes.

     If the notes were priced today, the underwriting discount and commission and the structuring and development costs would total approximately $50.00 per $1,000.00 principal amount of the notes. The actual underwriting discount and commission and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the underwriting discount and commission and the structuring and development costs exceed $57.50 per $1,000.00 principal amount of the notes.

     The initial public offering price of the notes includes the underwriting discount and commission and structuring and development costs described above and the estimated cost of hedging our obligations under the notes. As noted above, we have hedged our obligations under the notes through an affiliate of the agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The notes are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the notes but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     Settlement for the notes will be made in immediately available funds. The notes will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the notes is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

     Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

     This pricing supplement and the attached prospectus and prospectus supplement may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC, in connection with offers and sales related to market-making or other transactions in the notes. Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.

     Wells Fargo Securities, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent.